Exhibit 10.1

CONSENT AND WAIVER AGREEMENT

         This Consent and Waiver Agreement (the “Agreement”) is made this 4th day of April, 2002, by and between LINC Acquisition One, LLC c/o Republic Credit Corporation I as servicer, P.O. Box 22564, Denver, Colorado 80222-0564 (“Lender”), Fast Forward Marketing, Inc. (the “Company”) and Intervisual Books, Inc. (“IBI”). This Agreement is delivered in connection with the potential sale of all the assets of the Company to FFM Acquisition Corporation (the “Sale”).

RECITALS

         WHEREAS, pursuant to that certain Loan and Security Agreement dated as of May 12, 1999, as amended (the “Loan Agreement”), between U.S. Bank National Association, successor to Santa Monica Bank, and as assigned to Lender, Intervisual Books, Inc., a California corporation (“IBI”), and the Company, IBI’s wholly owned subsidiary, IBI obtained a revolving line of credit (the “Loan”);

         WHEREAS, under the terms of the Loan Agreement, the Loan is secured by, among other things, all of the assets of the Company and therefore the Company may not, without Lender’s prior written consent, consummate the Sale;

         WHEREAS, Lender desires that any rights it may have, which may (i) prevent the consummation of the Sale or (ii) constitute an event of default, or would otherwise entitle Lender to any damages, monetary or otherwise, be waived to the extent, and only to the extent, necessary to complete the transactions contemplated by the Sale; and

         WHEREAS, the Company, IBI and FFM Acquisition Corporation (the “Buyer”) have entered into an Asset Purchase Agreement dated March 29, 2002 (the “Asset Purchase Agreement”) that provides for the Sale subject to the receipt of a consent and waiver from Lender.

         NOW THEREFORE, in consideration of the benefits to be derived by Lender pursuant to the Sale, Lender, IBI and the Company hereby agree to the following:

         1.     Lender hereby expressly consents to the transactions contemplated by the Sale.

         2.     Lender hereby expressly waives any provisions of the Agreement, or the various agreements entered into in connection therewith, only to the extent necessary to permit the consummation of the transactions contemplated by the Sale. By waiving these provisions, Lender does not waive any other provisions of the Loan Agreement nor does Lender waive any past, current or future defaults.

         3.     Upon the closing of the transactions contemplated by the Sale and upon the receipt of the Initial Payment, as defined below, Lender releases all security interests and liens which the Company or IBI may have granted to Lender or which Lender may have in the assets of the Company.

         4.     Upon the closing of the transactions contemplated by the Sale, Lender further agrees to deliver to the Company any and all documents required to release these liens, such termination statements, releases, cancellations, discharges or other agreements as may reasonably be requested by the Company or Buyer in connection with Lender’s releases and Lender empowers the Company to execute and file such termination statements on behalf of Lender.

         5.     As consideration for the consent and waiver delivered by Lender, the Company upon closing of the Sale shall pay to Lender the sum of $175,000 immediately upon the closing of the Sale (the “Initial Payment”) and up to an additional $112,500, all of which is to be applied as a reduction of the principal amount of the IBI’s outstanding debt under the Loan Agreement. Upon closing of the Sale, the Company will provide Lender with a list of the Closing Receivables as defined in the Asset Purchase Agreement and within five (5) business days of the end of each month, starting April 30, 2002, the Company will provide Lender with a statement detailing the amount of cash the Company received for collections on the Closing Receivables. Based on this statement, within 10 days of the end of each month, the Company will pay Lender as a reduction of the principal amount of IBI’s outstanding debt, 45% of the amount received up to a maximum aggregate amount of $112,500.

         6.     IBI and the Company ratify and reaffirm (a) all loans outstanding under the Loan Agreement without setoff, defense, or counterclaim, (b) that the unpaid principal balance due on the Loan (as of March 11, 2002, prior to the application of the proceeds provided for in this Agreement) is $1,555,000.00) and (c) Lender’s security interest in all of the collateral as provided for in the Loan Agreement.

         7.     IBI and the Company acknowledge and agree that neither of them (a) has any claim or cause of action against Lender, nor (b) has any offset right, counterclaim, or defense of any kind against Lender with respect to the indebtedness under the Loan Agreement. IBI and the Company are aware that they may later discover facts in addition to or different from those which they now know or believe to be true with respect to the matters represented in this Agreement and that it is nevertheless their intention to settle, release and discharge fully, finally and forever thee matters, known or unknown, suspected or unsuspected, which previously existed, now exist or may exist.

         8.     The waivers and consents granted herein shall apply only to the matters specifically set forth herein.

         9.     This Agreement may be executed in counterparts, each of which shall constitute an original and all of which when taken together shall constitute one and the same Agreement.

LINC ACQUISITION ONE, LLC, a Delaware limited liability company

By: LINC Capital, Inc., its manager

By:	/s/ J. H. Possehl Name: James H. Possehl Title: President

INTERVISUAL BOOKS, INC.

By:	/s/ Dan P. Reavis Name: Dan P. Reavis Title: CFO

FAST FORWARD MARKETING, INC.

By:	/s/ Dan P. Reavis Name: Dan P. Reavis Title: EVP/CFO

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